Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road
Mechanicsburg, PA 17055
NYSE Symbol: SEM
Select Medical Holdings Corporation
Announces Business Outlook for 2011
MECHANICSBURG, PENNSYLVANIA — - January 20, 2011 — - Select Medical Holdings Corporation (“Select”) (NYSE: SEM), the parent corporation of Select Medical Corporation, today announced its business outlook for calendar year 2011.
Select expects consolidated revenue for full year 2011 to be in the range of $2.65 billion to $2.75 billion. Select expects net income before interest, income taxes, depreciation and amortization, stock compensation expense, other income/(expense), and equity in income/(losses), or Adjusted EBITDA, for full year 2011 to be in the range of $365 million to $385 million. Select expects income per common share for full year 2011 to be in the range of $0.67 to $0.72.
Select Medical Holdings Corporation is a leading operator of specialty hospitals in the United States. As of January 1, 2011, Select operated 110 long term acute care hospitals and eight acute medical rehabilitation hospitals in 28 states. Select is also a leading operator of outpatient rehabilitation clinics in the United States, with 944 locations in 36 states and the District of Columbia as of December 31, 2010. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalholdings.com/
Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:
•	additional changes in government reimbursement for our services, including changes that will result from the expiration of the moratorium for long term acute care hospitals established by the SCHIP Extension Act of 2007, the American Recovery and Reinvestment Act, and the Patient Protection and Affordable Care Act may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•	the failure of our specialty hospitals to maintain their Medicare certifications as such may cause our net operating revenues and profitability to decline;

•	the failure of our facilities operated as “hospitals within hospitals” or HIHs, to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	future acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•	private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•	shortages in qualified nurses or therapists could increase our operating costs significantly;

•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us or lack of adequate available insurance could subject us to substantial uninsured liabilities;

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors under the heading “Risk Factors” in our annual report on Form 10-K.
Investor inquiries:
Joel T. Veit
Vice President and Treasurer
717-972-1100
ir@selectmedicalcorp.com
SOURCE: Select Medical Holdings Corporation